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As filed with the Securities and Exchange Commission on October 19, 2001

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under the Securities Act of 1933

TRANSGENOMIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	91-1789357
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
12325 Emmet Street, Omaha, NE	68164
(Address of principal executive offices)	(Zip code)

TRANSGENOMIC, INC.
SECOND AMENDED AND RESTATED 2001 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Collin J. D'Silva Chairman and Chief Executive Officer Transgenomic, Inc. 12325 Emmet Street, Omaha, NE 68164	(402) 452-5400
(Name and address of agent for service)	(Telephone number, including area code, of agent for service)

Copies to:
 Steven P. Amen, Esq.
Kutak Rock LLP
1650 Farnam Street
Omaha, Nebraska 68102
(402) 346-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01 per share	500,000 shares	$8.35	$4,175,000	$1,043.75

(1)
This Registration Statement shall also cover any additional shares of Registrant's common stock which become issuable under the Second Amended and Restated 2001 Employee Stock Purchase Plan, as amended from time to time, with respect to the securities registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of common stock.

(2)
Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the registration fee. The price per share is estimated to be $8.35 based on the average of the high ($9.00) and low ($7.69) sale prices for the Common Stock as reported by the Nasdaq National Market on October 12, 2001.

PART I

INFORMATION REQUIRED IN THE
Section 10(a) PROSPECTUS

Item 1.  Plan Information

    Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended ("Securities Act") and the Note to Part I of Form S-8.

Item 2.  Registration Information and Employee Plan Annual Information.

    Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The following documents, previously filed with the Securities and Exchange Commission by Transgenomic, Inc. (the "Registrant") pursuant to Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

  (a)
  The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 000-30975) filed on March 16, 2001.

  (b)
  All reports filed under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2000.

  (c)
  Description of the Registrant's common stock incorporated into its Registration Statement on Form 8-A filed with the SEC on July 11, 2000 (File No. 000-30975).

    Each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing such documents.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

    Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

    None.

Item 6.  Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

    As permitted by the Delaware General Corporation Law, our Restated Certificate of Incorporation eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize further elimination or limiting of directors' personal liability, then the Restated Certificate provides that the personal liability of directors will be eliminated or limited to the fullest extent provided under the Delaware General Corporation Law.

    As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation and our Bylaws provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (2) we may indemnify our other employees and agents as set forth in the Delaware General Corporation Law, (3) we are required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain conditions and (4) the rights conferred by the Restated Certificate of Incorporation and Bylaws are not exclusive.

    The Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers provided that the corporation shall not eliminate or limit the liability of a director as follows:

  (a)
  for any action brought by or in the right of a corporation where the director or officer is adjudged to be liable to the corporation, except where a court determines the director or officer is entitled to indemnity;

  (b)
  for acts or omissions not in good faith or which involve conduct that the director or officer believes is not in the best interests of the corporation;

  (c)
  for knowing violations of the law;

  (d)
  for any transaction from which the directors derived an improper personal benefit; and

  (e)
  for payment of dividends or approval of stock repurchases or redemptions leading to liability under Section 174 of the Delaware General Corporation Law.

    The Delaware General Corporation Law requires a corporation to indemnify a director or officer to the extent that the director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding for which indemnification is lawful.

    We maintain a director and officer insurance policy which insures our directors and officers against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as directors and officers.

Item 7.  Exemption from Registration Claimed.

    Not Applicable

Item 8.  Exhibits.

    The following is a complete list of exhibits filed as part of this Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.

Exhibit Number	Description
4(a)	Specimen of Certificate of the Registrant's Common Stock, par value $0.01 per share (incorporated by reference to Exhibit 4 of the Registrant's Registration Statement on Form S-1 (Commission file No. 333-32174) dated March 10, 2000)
4(b)	The Registrant's Second Amended and Restated 2001 Employee Stock Purchase Plan
5	Opinion of Kutak Rock LLP
23(a)	Consent of Kutak Rock LLP (included as part of Exhibit 5)
23(b)	Consent of Deloitte & Touche LLP

Item 9.  Undertakings

      The undersigned Registrant hereby undertakes:

      (a)(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant as described in Item 6 hereof or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on      October 19, 2001.

TRANSGENOMIC, INC.
By:	/s/ COLLIN J. D'SILVA Collin J. D'Silva Chairman and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of October 19, 2001.

Signature	Title

/s/ COLLIN J. D'SILVA Collin J. D'Silva	Chairman of the Board, Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ GREGORY J. DUMAN Gregory J. Duman	Chief Financial Officer, Director (Principal Financial Officer)
/s/ STEPHEN F. DWYER Stephen F. Dwyer	Director
/s/ JEFFREY SKLAR Jeffrey Sklar, M.D., Ph.D.	Director
/s/ ROLAND J. SANTONI Roland J. Santoni	Director
Parag Saxena	Director

EXHIBIT INDEX

Exhibit Number	Description
4(a)	Specimen of Certificate of the Registrant's Common Stock, par value $0.01 per share (incorporated by reference to Exhibit 4 of the Registrant's Registration Statement on Form S-1 (Commission file No. 333-32174) dated March 10, 2000)
4(b)	The Registrant's Second Amended and Restated 2001 Employee Stock Purchase Plan
5	Opinion of Kutak Rock LLP
23(a)	Consent of Kutak Rock LLP (included as part of Exhibit 5)
23(b)	Consent of Deloitte & Touche LLP

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PART I INFORMATION REQUIRED IN THE Section 10(a) PROSPECTUS
  Item 1. Plan Information
  Item 2. Registration Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference .
  Item 4 . Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX